Exhibit 99.(i)(2)

January 16, 2008

Board of Trustees

Nicholas-Applegate Institutional Funds

600 West Broadway, 30th Floor

San Diego, CA 92101

Re:                               Nicholas-Applegate Institutional Funds, on Behalf of Nicholas-Applegate Global Equity 130/30 Fund

Dear Ladies and Gentlemen:

I have acted as counsel to Nicholas-Applegate Institutional Funds, a Delaware business trust (the “Trust”), and have familiarity with the Trust’s business operations, practices and procedures. You have asked for my opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the Global Equity 130/30 Fund Series of the Trust (the “Fund”) which will register Class I and Class II Shares of the Fund on a Form N-1A Registration Statement (the “Registration Statement”) to be filed by the Trust with the U.S. Securities and Exchange Commission.

I have examined originals or certified copies, or copies otherwise identified to my satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as I have deemed necessary in order to render this opinion. I have assumed the genuineness of all signatures, the authenticity of all documents examined by me and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is my opinion that the shares of beneficial interest of the Trust being registered under the Securities Act of 1933, as amended, in the Registration Statement have been duly authorized and will be legally and validly issued, fully paid and non-assessable by the Trust pursuant to the Trust’s Declaration of Trust incorporated by reference in this Registration Statement.

I hereby consent to use of this opinion as an exhibit to the Registration Statement.

Sincerely,

Charles H. Field, Jr.